Exhibit 99.1

For Release at 8:00 AM EDT on Tuesday, April 12, 2011

Gasco Energy Provides First Quarter 2011 Operations Update

DENVER — (PR Newswire) — April 12, 2011 — Gasco Energy, Inc. (NYSE Amex: GSX) today provided an interim operations update on its Riverbend Project in Utah’s Uinta Basin and on its California projects in the San Joaquin Basin.

Riverbend Project First Quarter 2011 Operations Update

Completion Operations

During the first quarter 2011, Gasco recompleted one natural gas well (1.0 gross / 0.3333 net) in the Uinta Basin.  The Company is on schedule to commence drilling operations on two wells to test the productive potential of the Green River Formation, a shallow, oil-bearing reservoir system that Gasco believes is prospective across approximately 11,000 net acres of the Company’s Uinta Basin leasehold.  The spud date for the first well is projected for May 2011, with production results from both wells expected during the third quarter 2011.

At March 31, 2011, Gasco operated 133 gross wells.  Gasco currently has an inventory of 19 operated wells with up-hole recompletions and has one Upper Mancos well awaiting initial completion activities.  The Company does not have a drilling rig under contract at this time, as was the case for all of 2010.  It is currently in the process of contracting a drilling rig for use in the upcoming two-well Green River oil well program.

Quarterly Production

Estimated cumulative net production for the quarter ended March 31, 2011 was 959 million cubic feet equivalent (MMcfe), a 4.2% decrease from Q110’s production of 1,001 MMcfe.  The 9.3% decline in sequential quarterly equivalent production, 959 MMcfe in Q111, as compared to 1,057 MMcfe in Q410, is attributed to winter freeze-offs on the gas wells and to workover activity restricting maximum flow capacities during the fourth quarter and into the first quarter

By commodity, Gasco posted improved crude oil volumes of 10,200 barrels of oil for Q111, as compared to 8,200 barrels in Q410, a 24.4% increase sequentially.  The Company attributes the oil production growth to increased condensate production from its new recompletions and to well workovers.

Natural gas volumes of 898 MMcf for Q111 were off 10.9% sequentially, as compared to 1,008 MMcf in Q410.  Gasco attributes approximately 20% of the decrease in gas volumes to the shorter quarterly reporting period, and the balance of the change to the aforementioned weather and workovers.  As in many U.S. oil and gas basins, the Uinta Basin was subject to particularly harsh winter weather conditions which had an impact on production and in oil field activity in general.  The Company expects natural gas production to return to recent levels as the weather improves and the wells are flowed at more typical rates.

Gasco Energy Net Production Detail

	Three-months Ended			% Change
Period-over-Period Comparison	Mar. 31, 2011*	Dec. 31, 2010*	Mar. 31, 2010	Sequential Quarter	Year-over- Year
Natural Gas / MMcf	898	1,008	939	-10.9%	-4.4%
Oil / MBbls	10.2	8.2	10.2	24.4%	0.0%
Natural Gas Equivalents / MMcfe	959	1,057	1,001	-9.3%	-4.2%

*Includes preliminary production estimates for the first quarter of 2011

California Projects Update

Northwest McKittrick

The operator of this shallow oil prospect continues to work with the California State Agencies to acquire the appropriate permits.  Progress has been slowed due to California state budget issues and forced furloughs affecting the regulatory agencies.  Despite the delays, the operator anticipates commencing drilling operations during the second or third quarter of 2011.

Willow Springs

The operator of this oil prospect has been analyzing the recently acquired 3-D seismic data and is currently high-grading drillable locations based upon the ongoing 3-D interpretation.  Gasco understands that the project is still on schedule to have its initial well drilled by year-end 2011.

Antelope Valley Trend

The operator of these oil and liquids-rich prospects is in the process of shooting 3-D seismic over the Antelope Valley prospects.  Drilling on the trend is anticipated to occur in 2012.

Gasco continues to develop new prospects and acquire acreage along the west side of the San Joaquin Basin.  The new prospects are a continuation of the structural and stratigraphic geologic model that Gasco has been working for the past nine years that has yielded recent success along the west side as demonstrated by discoveries and field development by other operators with similar geologic models.

First Quarter 2011 Financial and Operating Results

Gasco expects to announce its first quarter 2011 results after the close of trading on May 3, 2011.  The Company will schedule a conference call to discuss the results on May 4, 2011, the details of which will be announced at a later date.

About Gasco Energy

Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases.  Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit http://www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

Forward-looking Statements

Certain statements set forth in this press release relate to management’s future plans, objectives and expectations.  Such statements are forward-looking within the meanings of Section 27A of the Securities Act of

1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or similar terminology.  Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken.  Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.  Some of the key factors that may cause actual results to vary from those Gasco expects include the consummation of recently announced asset sales on a timely basis; inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described under (1) Part I, “Item 1A— Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 2, 2011, and (2) Gasco’s reports and registration statements filed from time to time with the SEC.

Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf.  Gasco cannot assure you that its future results will meet its expectations.  When you consider these forward-looking statements, you should keep in mind these factors.  All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors.  Gasco’s forward-looking statements speak only as of the date made.  Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.